CERTIFICATE OF DESIGNATION
OF
SERIES OH-2 CONVERTIBLE PREFERRED STOCK
OF
NUVEL HOLDINGS, INC.

Pursuant to Section 607.0602 of the Florida Statutes (the "**Act**"), Nuvel Holdings, Inc., a Florida corporation (the "**Corporation**") does hereby certify that pursuant to the authority conferred upon the Board of Directors of the Corporation (the "**Board of Directors**") by Article 3 of the Amended and Restated Articles of Incorporation of the Corporation, and in accordance with the provisions of Section 607.0602 of the Act, the Board of Directors of the Corporation has duly adopted this Certificate of Designation and established a series of preferred stock of the Corporation, designated as" Series OH-2 Convertible Preferred Stock," par value $0.001 per share, with the powers, preferences, limitations and relative rights embodied in this Certificate of Designation.

1. **Number; Title**. Eleven Thousand (11,000) shares of the Corporation's authorized but undesignated stock are hereby designated as Series OH-2 Convertible Preferred Stock (the "**Series OH-2 Convertible Preferred Stock**"). Such number of shares may be increased or decreased (but not less than the number of shares of Series OH-2 Convertible Preferred Stock outstanding) from time to time by resolution of the Board of Directors without the consent or approval of the holders of the Series OH-2 Convertible Preferred Stock.

2. **Dividends.**

   (a) Generally. The holders of Series OH-2 Convertible Preferred Stock are entitled to receive if, when and as declared by the Board of Directors, cumulative dividends, payable at the rate of twelve percent (12%) (the "**Dividend Percentage Number**") per annum. Such dividends shall begin to accrue as of the date on which the Series OH-2 Convertible Preferred Stock is issued; provided, that with respect to shares of Series OH-2 Convertible Preferred Stock issued upon conversion and exchange of shares of Series A Convertible Preferred Stock or Series A-1 Convertible Preferred Stock of OrangeHook, Inc., a Minnesota corporation ("**OrangeHook**"), pursuant to that certain Agreement and Plan of Merger dated as of July 1, 2016 among the Corporation, OrangeHook and OH Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of the Corporation, as amended (the "**Merger Agreement**"), such dividends shall accrue from the date on which the corresponding shares of Series A Convertible Preferred Stock or Series A-1 Convertible Preferred Stock of OrangeHook were issued. Such dividends shall be fully cumulative, and shall accrue whether or not declared and whether or not there shall be funds legally available for the payment of dividends. Except with respect to the Earn-Out Dividends (as such term is defined in the Merger Agreement), Series OH-2 Convertible Preferred Stock dividends shall be paid in preference to dividends on the Corporation's Series OH-1 Convertible Preferred Stock (the "**Series OH-1 Convertible Preferred Stock**") and in preference to dividends on the Common Stock.

   (b) Dividend Payments. The Corporation shall send a notice of dividend payment to the holders of Series OH-2 Convertible Preferred Stock at their last address as shown on the stock books of the Corporation (the "**Dividend Notice**"). The holder of record as of the dividend declaration date shall elect to receive dividend payments in either cash or shares of Common Stock, with such election applying to the entire dividend payment. If payment in the form of Common Stock is elected, an assumed value of $7.00 per share of Common Stock shall be

used to determine the number of shares of Common Stock to be issued as payment. The Dividend Notice shall include a cash or stock dividend payment election form to be completed and returned by the holder on or prior to the specified dividend election date, which shall be no less than 10 days after the mailing of the Dividend Notice by the Corporation (the "**Dividend Election Date**"). If no election is received on or prior to the Dividend Election Date, the Corporation shall have the right to elect the form of payment for such holders.

(c) Accrued and Unpaid Dividends Upon Conversion. Notwithstanding anything to the contrary herein, upon any conversion pursuant to Section 6 hereof, all accrued and unpaid dividends shall automatically be converted into shares of Common Stock. An assumed value of $7.00 per share of Common Stock shall be used to determine the number of shares of Common Stock to be issued for such accrued and unpaid dividends.

(d) Distribution; Liquidation. Any reference to "distribution" contained in this Section shall not be deemed to include any distribution made in connection with any Liquidation (as defined below in Section 3(a)).

3. **Liquidation Preference.**

(a) Definition. "**Liquidation**" means the dissolution, winding up, liquidation or reorganization of the Corporation, whether voluntary or involuntary, under chapter 11 or chapter 7 of Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law.

(b) Effect of Liquidation. In the event of any Liquidation:

(i) Liquidation Price. The holders of record of shares of Series OH-2 Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distributions of any assets of the Corporation to the holders of the Series D Preferred Stock of the Corporation, the Series OH-1 Convertible Preferred Stock, the Common Stock and any other class of shares of preferred stock of the Corporation ranking junior to such Series OH-2 Convertible Preferred Stock with respect to payments upon Liquidation (such preferred stock hereinafter called "**Junior Liquidation Stock**") by reason of their ownership thereof, out of the assets of the Corporation legally available therefor, one thousand dollars ($1,000.00) per share of Series OH-2 Convertible Preferred Stock (the "**Liquidation Price**"), plus a further amount per share equal to dividends, if any, (i) then declared and unpaid on account of shares of Series OH-2 Convertible Preferred Stock and (ii) whether or not declared, then accrued in accordance with the provisions of Section 2 hereof; provided, however, any dividend payments pursuant to this Section 3 shall be paid in cash. To the extent that shares of Series B Preferred Stock and Series C Preferred Stock of the Corporation (the "**Senior Liquidation Stock**") remain outstanding, such stock ranks senior to the Series OH-2 Convertible Preferred Stock and the Junior Liquidation Stock with respect to payments upon Liquidation.

(ii) Participating Liquidation Stock. Following any distribution of assets or surplus funds of the Corporation to the holders of Senior Liquidation Stock (to that shares thereof remain outstanding), Series OH-2 Convertible Preferred Stock and any outstanding series of Junior Liquidation Stock, the remainder of any such assets or surplus funds shall be distributed on a pro rata basis to the holders of the Common Stock and any

series of preferred stock entitled to participate ("**Participating Liquidation Stock**") with the Common Stock in any distribution of the assets and surplus funds of the Corporation upon its Liquidation.

(iii) Insufficient Funds; Par Liquidation Stock. If upon the occurrence of any Liquidation, the assets and funds of the Corporation available for the distribution to its shareholders shall be insufficient to pay the full amount entitled to the holders of the Series OH-2 Convertible Preferred Stock and the holders of shares of any other series of preferred stock then outstanding and ranking on par with the Series OH-2 Convertible Preferred Stock with respect to the right to the distribution of assets and surplus funds of the Corporation upon its Liquidation (collectively, "**Par Liquidation Stock**"), the holders of the Series OH-2 Convertible Preferred Stock and the shares of Par Liquidation Stock shall share ratably in any distribution of such assets and surplus funds in proportion to the respective amounts that would be payable in respect of the shares of Series OH-2 Convertible Preferred Stock and Par Liquidation Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

4. **Redemption**.

(a) Optional Redemption of Series OH-2 Convertible Preferred Stock. The Corporation shall have an ongoing right to purchase all or any portion of the outstanding shares of the Series OH-2 Convertible Preferred Stock on the terms and conditions contained in this Section. If the Corporation exercises such option to purchase as to only a portion of the then-outstanding shares, such purchase shall be made ratably from all holders of Series OH-2 Convertible Preferred Stock in proportion to their percentage ownership of the aggregate amount of the then-outstanding Series OH-2 Convertible Preferred Stock.

(b) Notice. The Corporation shall notify all holders of record of Series OH-2 Convertible Preferred Stock of its election to exercise its redemption right by sending notice in writing to such holders at their last address as shown on the stock books of the Corporation. The Corporation shall state in such notice the date upon which it desires to redeem such shares (the "**Redemption Date**") and the percentage of the then-outstanding Series OH-2 Convertible Preferred Stock which it desires to redeem. The Redemption Date shall be no less than 30 days after the mailing of such notice by the Corporation.

(c) Redemption Price. Any redemption of Series OH-2 Convertible Preferred Stock effected by the Corporation shall be made out of funds legally available for redemptions at a price per share equal to the sum of (i) any dividends unpaid and accumulated or accrued thereon, plus (ii) the Liquidation Price therefor (the "**Redemption Price**"). The Corporation shall pay the Redemption Price in full on the Redemption Date.

(d) Surrender of Shares. Upon a redemption, the holders shall surrender to the Corporation the certificates representing the shares of Series OH-2 Convertible Preferred Stock to be redeemed, duly endorsed or assigned to the Corporation, and the holder shall thereafter be entitled to receive payment in cash of the Redemption Price. If fewer than all the shares represented by any certificate are redeemed, the Corporation shall issue a new certificate representing the unredeemed shares.

(e) Shares No Longer Outstanding. On the later of the Redemption Date or the date on which the Redemption Price is paid in full, (i) dividends on each share of Series OH-2 Convertible

Preferred Stock redeemed hereunder shall cease to accrue, (ii) such share shall be deemed no longer outstanding, and (iii) all rights of the holder of such share as a holder of such share (except the right to receive from the Corporation the monies payable upon surrender of the certificates evidencing such share and redemption of such share) shall cease.

5. **Voting Rights.**

(a) Generally. Holders of shares of Series OH-2 Convertible Preferred Stock shall have no voting rights except as provided in Sections 5(b) – 5(d) of this Certificate of Designation or as required by law.

(b) Prior to Reverse Stock Split. The Corporation is a party to the Merger Agreement. Section 6.17 of the Merger Agreement requires that the Corporation call, give notice of, convene and hold a meeting of the Corporation's shareholders (the "**Nuvel Shareholder Meeting**") for the purpose of considering and taking action upon a proposal to approve a One-for-One Million Two Hundred Thousand (1-for-1,200,000) reverse split of the Common Stock (the "**Reverse Stock Split**"), or in lieu of holding the Nuvel Shareholder Meeting obtain the written consent of the number of Nuvel shareholders necessary to effect the Reverse Stock Split. In addition to the class voting rights provided in Section 5(d) of this Certificate of Designation and required by law, in any vote by the shareholders of the Corporation to elect directors, whether at a meeting or by action in lieu of a meeting, which occurs prior to the effective time of the Reverse Stock Split, each holder of Series OH-2 Convertible Preferred Stock shall be entitled to vote in such election together with the holders of the Common Stock as a single class and shall have fifty-five thousand five hundred and fifty-five (55,555) votes per each whole share of Series OH-2 Convertible Preferred Stock with respect to such director election.

(c) Following Reverse Stock Split. In addition to the class voting rights provided in Section 5(d) of this Certificate of Designation and required by law, in any vote by the shareholders of the Corporation to elect directors, whether at a meeting or by action in lieu of a meeting, which occurs following the effective time of the Reverse Stock Split, each holder of Series OH-2 Convertible Preferred Stock shall be entitled to vote in such election together with the holders of the Common Stock as a single class, on an as converted to Common Stock basis calculated using the then-applicable Conversion Rate specified in Section 6 of this Certificate of Designation.

(d) Special Voting Rights. Without the affirmative vote or consent of holders of at least a majority of the Series OH-2 Convertible Preferred Stock at the time outstanding or except as otherwise provided herein, the Corporation shall not amend this Certificate of Designation so as to alter or repeal the preferences, rights, privileges or powers of the Series OH-2 Convertible Preferred Stock in a manner that would adversely affect the rights of the holders of the Series OH-2 Convertible Preferred Stock.

6. **Conversion Rights.**

(a) Conversion. Each share of Series OH-2 Convertible Preferred Stock shall convert into one hundred and forty three (143) fully paid and nonassessable shares of Common Stock (the "**Conversion Rate**") upon the earlier of: (i) the election of the Corporation; provided, however, such election may only be made if the Common Stock is registered under Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934, as amended, and the shares of Common Stock have traded above $14 per share for 10 consecutive trading days (as measured by the closing trading price or, if there is no reported closing trading price, the

mean of the closing bid and asked prices for a share of stock on the primary market for the Common Stock), and (ii) the election of the holder of such stock at any time. Notwithstanding anything to the contrary contained herein, any conversion pursuant to Section 6(a)(i) shall be deemed to occur upon the election of the Corporation, without any further action by the holders of Series OH-2 Convertible Preferred Stock and whether or not the certificates representing such shares of Series OH-2 Convertible Preferred Stock are surrendered to the Corporation or its transfer agent.

(b) Mechanics of Corporation Elected Conversion. The Corporation shall notify the holder of record of the Series OH-2 Convertible Preferred Stock upon any election to convert Series OH-2 Convertible Preferred Stock as set forth in Section 6(a)(i). Within ten (10) days of receipt of such notice, the holders of Series OH-2 Convertible Preferred Stock shall then surrender to the Corporation at its office or the office of any transfer agent for the Series OH-2 Convertible Preferred Stock, or such other office or offices, if any, as the Board of Directors may designate, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. Upon receipt of certificates representing shares of converted Series OH-2 Convertible Preferred Stock, the Corporation shall issue the holder certificates representing the Common Stock to which such holder is entitled; provided, however, the Corporation may, in its own discretion, issue such certificates regardless of whether the holder surrenders the certificates representing the converted Series OH-2 Convertible Preferred Stock.

(c) Mechanics of Holder Elected Conversion. Holders of Series OH-2 Convertible Preferred Stock may effect conversions pursuant to Section 6(a)(ii) by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "**Notice of Conversion**"). The holder must elect to convert all of his/her/its shares of Series OH-2 Convertible Preferred Stock. The Notice of Conversion shall specify the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Corporation (such date, the "**Conversion Date**"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. To effect conversions of shares of Series OH-2 Convertible Preferred Stock, the holder shall be required to surrender the certificate(s) representing such shares of Series OH-2 Convertible Preferred Stock to the Corporation at its office or the office of any transfer agent for the Series OH-2 Convertible Preferred Stock, or such other office or offices, if any, as the Board of Directors may designate.

(d) Reservation of Shares. A number of shares of authorized but unissued Common Stock sufficient to provide for the conversion of all of the shares of the Series OH-2 Convertible Preferred Stock outstanding upon the basis herein provided shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion. If the Corporation shall issue any securities or make any change in its capital structure that would change the number of shares of Common Stock into which each share of Series OH-2 Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding shares of Series OH-2 Convertible Preferred Stock on the new basis.

(e) Adjustment for Stock Splits, Stock Dividends and Combinations of Common Stock. Except as provided below in this Section 6(e), in the event the outstanding shares of Common Stock shall, after the filing of this Certificate of Designation be subdivided (split) or combined

(reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the Conversion Rate in effect immediately prior to such subdivision, combination, dividend or other distribution shall, concurrently with the effectiveness of such subdivision, combination, dividend or other distribution, be proportionately adjusted. Notwithstanding the foregoing provisions of the Section 6(e), no adjustment to the Conversion Rate will result from the Reverse Stock Split.

(f) Compliance with Securities Laws. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Series OH-2 Convertible Preferred Stock.

(g) Rounding. All calculations hereunder shall be made to the nearest cent or rounded up to the nearest whole share, as the case may be.

(h) Notices. Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall give prompt notice by mail to the holders of record of the outstanding shares of the Series OH-2 Convertible Preferred Stock of such adjustment, which notice shall set forth the adjustment and the new Conversion Rate. Notwithstanding the foregoing, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action by the Corporation.

7. **Common Stock Defined**. As used in this Certificate of Designation, the term "**Common Stock**" shall mean and include the Corporation's presently authorized Common Stock, par value $0.001 per share, and shall also include any capital stock of any class of the Corporation hereafter authorized which shall have the right to vote on all matters submitted to the shareholders of the Corporation and shall not be entitled to a preference or limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon any Liquidation of the Corporation.

8. **Status of Converted or Redeemed Stock**. In the event any shares of Series OH-2 Convertible Preferred Stock shall be converted or redeemed by the Corporation, the shares so converted or redeemed shall not be reissuable by the Corporation as Series OH-2 Convertible Preferred Stock but shall be designated as authorized and undesignated preferred stock and available for issuance by the Corporation as undesignated preferred stock. At such time as all outstanding shares of Series OH-2 Convertible Preferred Stock have been converted or redeemed, (i) any theretofore authorized but unissued shares of such series shall return to the status of undesignated preferred shares of the Corporation, (ii) this Certificate of Designation shall be deemed amended to eliminate all authorized Series OH-2 Convertible Preferred Stock and the terms and provisions thereof, and (iii) the Board of Directors and officers of the Corporation are authorized to take such action and execute and file such instruments as may be necessary or appropriate to effect such amendment.

9. **Waiver**. Any right, preference or power provided for in this Certificate of Designation with regard to shares of Series OH-2 Convertible Preferred Stock may be waived, either prospectively or retroactively, by approval (by vote or written consent, as provided by law) of the affirmative vote or consent of holders of at least a majority of the Series OH-2 Convertible Preferred Stock at the time outstanding, which such approval shall be binding upon all holders of Series OH-2 Convertible Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, Nuvel Holdings, Inc. has caused this Certificate of Designation to be executed by the undersigned on this 30 day of November, 2016 .

NUVEL HOLDINGS, INC.

Name: Rick Resnick
Title: Chief Executive Officer

AMENDMENT
TO THE
CERTIFICATE OF DESIGNATION
OF
SERIES OH-2 CONVERTIBLE PREFERRED STOCK
OF
NUVEL HOLDINGS, INC.

OrangeHook, Inc., a corporation organized and existing under the laws of the State of Florida and formerly known as Nuvel Holdings, Inc., in accordance with the provisions of the Florida Business Corporation Act (the "Act"), does hereby certify:

1. The name of the corporation is OrangeHook, Inc. (the "Corporation"). The Corporation was formerly known as Nuvel Holdings, Inc. and the name was changed to OrangeHook, Inc. on or around December 27, 2016.

2. That the Corporation was originally incorporated on October 19, 2009, pursuant to the provisions of the Florida Business Corporation Act.

3. That the original Certificate of Designation of Rights and Preferences of Series OH-2 Convertible Preferred Stock (the "Series OH-2 Convertible Preferred Stock") of the Corporation was originally filed with the Florida Department of State – Division of Corporations on November 30, 2016 (the "Certificate of Designation").

4. That the Board of Directors of the Corporation duly adopted resolutions authorizing and directing that the Certificate of Designation to be amended to designate an additional fourteen thousand (14,000) shares of its undesignated stock as Series OH-2 Convertible Preferred Stock, which resolutions provides as follows:

WHEREAS, the Company has previously designated eleven thousand (11,000) shares of its authorized but undesignated stock as Series OH-2 Convertible Preferred Stock and deems it advisable and in the best interest of the Corporation to designate an additional fourteen thousand (14,000) shares of its undesignated stock as Series OH-2 Convertible Preferred Stock with the rights, preferences, privileges, qualifications, limitations and restrictions as set forth in the Series OH-2 Convertible Preferred Stock Certificate of Designation previously approved by the Board and filed with the Florida Department of State – Division of Corporations.

NOW, THEREFORE, RESOLVED, that an additional fourteen thousand (14,000) shares of undesignated stock are hereby designated as shares of Series OH-2 Convertible Preferred Stock.

FURTHER RESOLVED, that paragraph 1 of the Certificate of Designation of Series OH-2 Convertible Preferred Stock be amended and restated to read in its entirety as follows:

> 1. Number; Title. Twenty five thousand (25,000) shares of the Corporation's authorized but undesignated stock are hereby designated as

Series OH-2 Convertible Preferred Stock (the "Series OH-2 Convertible Preferred Stock"). Such number of shares may be increased or decreased (but not less than the number of shares of Series OH-2 Convertible Preferred Stock outstanding) from time to time by resolution of the Board of Directors without the consent or approval of the holders of the Series OH-2 Convertible Preferred Stock.

5. That to reflect the recent name change of the Corporation, each reference to Nuvel Holdings, Inc. in the Certificate of Designation is hereby amended to state "OrangeHook. Inc."

6. That Paragraph 1 of the Certificate of Designation is hereby amended, restated and replaced in its entirety by the following:

> 1. Number; Title. Twenty five thousand (25,000) shares of the Corporation's authorized but undesignated stock are hereby designated as Series OH-2 Convertible Preferred Stock (the "Series OH-2 Convertible Preferred Stock"). Such number of shares may be increased or decreased (but not less than the number of shares of Series OH-2 Convertible Preferred Stock outstanding) from time to time by resolution of the Board of Directors without the consent or approval of the holders of the Series OH-2 Convertible Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Designation of Series OH-2 Convertible Preferred Stock to be executed by its duly authorized officer this 20 day of January, 2017.

ORANGEHOOK, INC.

By: James L. Mandel
Its: Chief Executive Officer

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